Exhibit 10.1

SECURITIES PURCHASE AGREEMENT

This Securities Purchase Agreement (this “Agreement”), dated September 27, 2007, is entered into by and between Nova Biosource Fuels, Inc., a Nevada corporation (the “Company”), and the purchaser identified on the signature page hereto (the “Purchaser”).

RECITALS

A.            Subject to the terms and conditions set forth in this Agreement and pursuant to Section 4(2) of the Securities Act (as defined below) and/or Rule 506 of Regulation D promulgated thereunder, the Company desires to issue and sell to the Purchaser, without registration under the Securities Act, and the Purchaser desires to purchase from the Company certain Securities (as defined below), as more fully described in this Agreement.

B.            Contemporaneously with this Agreement, the Company intends to enter into substantially identical agreements (the “Other Purchase Agreements”) with other purchasers (collectively with the Purchaser, the “Purchasers”) whose obligations with regard to the Company and under the Transaction Documents (as defined below) will be several and not joint with the obligations of any other Purchasers, including the Purchaser.

C.            The Securities will be convertible into shares of the Company’s Common Stock (as defined below), as more fully described in this Agreement.

D.            The proceeds from the sale of the Securities contemplated hereby will be used by the Company to fund the purchase price of the acquisition of substantially all of the assets of Clinton County Bio Energy, L.L.C., an Iowa limited liability company (the “Clinton County Seller”) pursuant to an Asset Purchase Agreement (the “Acquisition Agreement”), dated as of August 15, 2007, by and among Nova Biofuels Clinton County, LLC, a Delaware limited liability company, the Clinton County Seller, and certain members of the Clinton County Seller.

E.             The Company’s obligations under the Indenture shall be unconditionally guaranteed, jointly and severally, on a senior basis by each of the Guarantors (as defined below).

AGREEMENT

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants contained in this Agreement, and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the Company and the Purchaser agree as follows:

ARTICLE I.
DEFINITIONS

1.1           Definitions. In addition to the terms defined elsewhere in this Agreement, for all purposes of this Agreement, the following terms shall have the meanings indicated in this Section 1.1:

“Action” means any action, suit, inquiry, notice of violation, proceeding (including any partial proceeding such as a deposition) or investigation pending or threatened in writing against or affecting the Company, any Subsidiary or any of their respective properties before or by any court, arbitrator, governmental or administrative agency, regulatory authority (federal, state, county, local or foreign), stock market, stock exchange or trading facility.

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 144.

“Asset Purchase Agreement” means the Asset Purchase Agreement dated as of August 15, 2007 by and among Nova Biofuels Clinton County, LLC, Clinton County Bio Energy, L.L.C. and the Members of Clinton County Bio Energy, L.L.C.

“Board” means the board of directors of the Company.

“Business Day” means any day except Saturday, Sunday and any day which shall be a federal legal holiday or a day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

“Closing” means the closing of the purchase and sale of the Securities pursuant to Article II.

“Closing Agent” means Jefferies & Company, Inc., serving in the capacity as closing agent.

“Closing Escrow Agreement” means the Closing Escrow Agreement to be entered into as of the date hereof, by and between the Company, the Closing Agent and the Escrow Agent.

“Collateral Agent” means The Bank of New York Trust Company, N.A.

“Commission” means the United States Securities and Exchange Commission.

“Common Stock” means the common stock of the Company, $0.001 par value per share.

“Conversion Shares” means the shares of Common Stock issuable upon conversion of the Securities, pursuant to their terms.

“Disclosure Materials” has the meaning set forth in Section 3.1(i).

“Effective Date” means the date that the Registration Statement required by Section 2(a) of the Registration Rights Agreement is first declared effective by the Commission.

“Escrow Agent” means The Bank of New York Trust Company, N.A.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Guarantee” means the guarantee of the obligations of the Company under the Securities, including the due and punctual payment of interest on the Securities, jointly and severally, on a senior basis, by each of the Guarantors.

“Guarantors” means Nova Holding Clinton County, LLC and Nova Biofuels Clinton County, LLC.

“Indenture” means the Indenture to be dated as of the date of the Closing between the Company, each of the Guarantors and the Trustee, pursuant to which the Securities will be issued.

“Lien” means any lien, charge, encumbrance, security interest, right of first refusal or other restrictions of any kind.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Placement Agent” means Jefferies & Company, Inc.

“Pledge Agreement” means the Pledge Agreement to be entered into as of the date of the Closing by and between the Company, the Purchasers and the Collateral Agent.

“Purchase Price” means $1,000 for each $1,000 of principal amount of Securities to be purchased by the Purchaser at the Closing, which aggregate amount is set forth on Schedule A hereto.

“Proceeding” means an action, claim, suit, investigation or proceeding (including, without limitation, an investigation or partial proceeding, such as a deposition), whether commenced or threatened.

“Registration Rights Agreement” means the Registration Rights Agreement, dated as of the date of this Agreement, among the Company and the Purchasers, in the form of Exhibit A.

“Registration Statement” means a registration statement meeting the requirements set forth in the Registration Rights Agreement and covering the resale by the Purchasers of the Registrable Securities (as defined in the Registration Rights Agreement).

“Rule 144” means Rule 144 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.

“Security Agreement” means the Security Agreement to be entered into as of the date of the Closing, by and between each of the Guarantors, the Purchasers and the Collateral Agent.

“Security Documents” means the Pledge Agreement, the Security Agreement and all agreements, certificates and other documents to be executed and delivered thereunder or in connection therewith.

“Securities” means the Company’s 10% Senior Secured Convertible Notes due 2012.

“Securities Act” means the Securities Act of 1933, as amended.

“Subsidiary” means any subsidiary, joint venture or any entity in which the Company, directly or indirectly, owns greater than 2% of the capital stock or equity or similar interests.

“Trading Day” means (i) a day on which the Common Stock is traded on a Trading Market, or (ii) if the Common Stock is not listed on a Trading Market, a day on which the Common Stock is traded in the over-the-counter market, as reported by the OTC Bulletin Board System, or (iii) if the Common Stock is not quoted on the OTC Bulletin Board System, a day on which the Common Stock is quoted in the over-the-counter market as reported by The Pink Sheets, LLC (or any similar organization or agency succeeding to its functions of reporting prices); provided, that in the event that the Common Stock is not listed or quoted as set forth in (i), (ii) and (iii) hereof, then Trading Day shall mean a Business Day.

“Trading Market” means whichever of The New York Stock Exchange, the American Stock Exchange, The NASDAQ Capital Market, The NASDAQ Global Market or The NASDAQ Global Select Market on which the Common Stock is listed or quoted for trading on the date in question.

“Transaction Documents” means this Agreement, the Registration Rights Agreement, the Indenture, the Security Documents, the Other Purchase Agreements and any other documents or agreements executed in connection with the transactions contemplated hereunder.

“Trustee” means The Bank of New York Trust Company, N.A.

ARTICLE II.
PURCHASE AND SALE

2.1           Closing. Subject to the terms and conditions set forth in this Agreement, at the Closing the Company shall issue and sell to the Purchaser, and the Purchaser shall purchase from the Company, the number of Securities set forth on the signature page hereto. The Closing shall take place on the date hereof (the “Closing Date”) at the offices of Jones Day, 222 East 41st Street, New York, New York 10017-6702 or at such other time and location as the parties may agree.

2.2           Closing Deliveries and Conditions to Closing.

(a)           At the Closing, the Company shall deliver or cause to be delivered to the Purchaser, and the obligations of the Purchaser to close the purchase of the Securities shall be subject to the fulfillment or satisfaction of, each of the following:

(i)            The Indenture duly executed by the Company, each of the Guarantors and the Trustee and a note duly executed by the Company and authenticated by the Trustee pursuant to the terms of the Indenture evidencing the principal amount of Securities set forth below the Purchaser’s name on the signature page hereto.

(ii)           The Guarantees duly executed by each of the Guarantors pursuant to the terms of the Indenture.

(iii)          The legal opinions of Woodburn & Wedge, special Nevada counsel to the Company, and Baker & McKenzie LLP, special counsel to the Company, each in agreed form, addressed to the Purchaser.

(iv)          The Registration Rights Agreement duly executed by the Company.

(v)           The Security Documents duly executed by the Company, each of the Guarantors and the Collateral Agent, as applicable, and the Company and each of the Guarantors shall have taken all actions required thereunder to perfect the security interests to be granted under the Security Documents.

(vi)          The representations and warranties made by the Company in Article III shall be true and correct in all material respects (except for those representations and warranties that are qualified by materiality or Material Adverse Effect, which shall be true and correct in all respects) as of the date when made and as of the Closing Date as though made at that time (except for representations and warranties that speak as of a specific date, which shall be true and correct as of such specified date), all covenants, agreements and conditions contained in this Agreement to be performed or complied with by the Company and each of the Guarantors prior to the Closing shall have been performed or complied with (or waived by the Purchaser), and the Company and each of the Guarantors shall have obtained any approvals, consents and qualifications necessary to perform their respective obligations hereunder.

(vii)         The Company shall have delivered to the Purchaser at the Closing a certificate signed on its behalf by its Chief Executive Officer certifying that the conditions specified in Section 2.2 hereof have been fulfilled.

(viii)        At the Closing, the Company shall have delivered to the Purchaser copies of each of the following, in each case certified by the Secretary of the Corporation to be in full force and effect on the date of the Closing:

(a)           the articles of incorporation of the Company and certificate of formation for each of the Guarantors as of the Closing (which shall be the Articles) certified by the Secretary of State of the State of Nevada as of a date not more than ten (10) days prior to the Closing;

(b)           a good standing certificate with respect to the Company and each of the Guarantors certified by the Secretary of State of the requisite entity’s state of incorporation or formation as of a date not more than ten (10) days prior to the Closing;

(c)           the by-laws of the Company and operating agreement of each of the Guarantors;

(d)           resolutions of the board or directors, and, as necessary, the shareholders of the Company, authorizing the execution, delivery and performance of the Asset Purchase Agreement, the Transaction Documents, and the transactions contemplated hereby and thereby, including the issuance and sale of the Securities and the reservation of the Conversion Shares; and

(e)           resolutions of the board of directors, and, as necessary, the members of each of the Guarantors, authorizing the execution, delivery and performance of the Asset Purchase Agreement, Transaction Documents, as applicable, and the transactions contemplated hereby and thereby.

(f)            a certificate with respect to the Company and each of the Guarantors evidencing the Company’s and each of the Guarantors’ qualification as a foreign corporation or limited liability company, as applicable, and good standing issued by the Secretary of State (or comparable office) of each jurisdiction in which the Company and each of the Guarantors conduct business, as of a date within 10 days of the Closing Date.

(x)            At the Closing, the Company shall pay (or reimburse the Purchaser for) the fees and expenses of the Purchaser specified in Section 5.1 as payable by the Company.

(xi)           As of the Closing, the purchase of the Securities by the Purchaser shall be legally permitted by all laws and regulations to which the Purchaser, the Company and each of the Guarantors are subject.

(xii)          As of the Closing, all authorizations, approvals or permits of, or filings with any governmental authority, including state securities or “Blue Sky” offices, that are required by law in connection with the lawful sale and issuance of the Securities, including the conversion of the Securities into the Conversion Shares, shall have been duly obtained by the Company, and shall be effective as of the Closing.

(xiii)         All corporate and other proceedings in connection with the transactions contemplated by the Transaction Documents, and all documents and instruments incident to such transactions, shall be satisfactory in form and substance to the Purchaser, and the Purchaser shall have received at or prior to the Closing all such documents as the Purchaser shall have requested.

(xiv)        The Company shall have received net proceeds in the aggregate from the sale of the Securities to the Purchasers under this Agreement and the Other Purchase Agreements in an amount not less than the amount set forth on Schedule A hereto.

(xv)         The Acquisition shall have been consummated substantially as contemplated by the Asset Purchase Agreement. Other than Permitted Indebtedness (as defined in the Indenture), the Acquisition will be consummated without the incurrence of any indebtedness by the Company.

(xvi)        The Securities shall have been approved for trading on the Private Offerings, Resales and Trading through Automatic Linkages (“PORTAL”) system of the National Association of Securities Dealers, Inc., subject only to notice of issuance at or prior to the time of purchase.

(xvii)       The Company shall have delivered to the Purchaser lock-up agreements in the form attached hereto as Exhibit B (the “Lock-Up Agreement”) executed and delivered by the directors and officers of the Company.

(xiii)         The Company shall have delivered the Letter of Credit to the LC Agent.

(xix)         The Company, the Closing Agent and the Escrow Agent shall have executed and delivered the Closing Escrow Agreement.

(b)           At the Closing, the Purchaser shall deliver or cause to be delivered to the Company, and the obligations of the Company to close the purchase and sale of the Securities shall be subject to the fulfillment or satisfaction of, the following:

(i)            the aggregate principal amount of Securities, as set forth below the Purchaser’s name on the signature page hereto, in United States dollars and in immediately available funds, by wire transfer to the account set forth on Schedule A hereto or to such other account designated in writing by the Company for such purpose;

(ii)           the Registration Rights Agreement duly executed by the Purchaser;

(iii)          the Security Agreement duly executed by the Purchaser to the extent the Purchaser is a party thereto;

(iv)          the representations and warranties of the Purchaser shall be true and correct in all material respects (except for those representations and warranties that are qualified by materiality, which shall be true and correct in all respects) as of the date when made and as of the Closing Date as though made at that time (except for representations and warranties that speak as of a specific date, which shall be true and correct as of such specified date), and the Purchaser shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Purchaser at or prior to the Closing Date; and

(v)           The Company shall have received net proceeds in the aggregate from the sale of the Securities to the Purchasers under this Agreement and the Other Purchase Agreements in an amount not less than the amount set forth on Schedule A hereto.

2.3           Closing Mechanics

(a)           Closing Agent to Contact Purchasers. By the second business day prior to the Closing, the Closing Agent, will contact the Purchasers to confirm the closing mechanics set forth herein.

(b)           Company to Deliver Executed Securities to Closing Agent for Purchasers. At least two business days prior to the Closing Date, the Company will deliver to the Closing Agent duly executed certificates representing the Securities in the form contemplated by the Indenture, registered in the names previously provided by the Closing Agent to the Company, which certificates the Closing Agent shall hold until the Closing Agent is directed to release such certificates by the Company for sale to the Purchasers.

(c)           Purchasers to Fund Purchase Price. On or before 10:00 a.m., New York City time, on the Business Day prior to the Closing Date, each of the Purchasers will deliver their respective portions of the Purchase Price to the Closing Agent by wire transfer in immediately available funds according to the wire transfer instructions previously delivered to each of such Purchasers. Purchasers will receive from the Company interest on the amount they funded according to the prior sentence at the initial interest rate to be borne by the Securities for the number of days such funds remain deposited into the escrow account of the Closing Escrow Agreement (computed on the basis of a 360-day year), payable on the Closing Date, as set forth in the Closing Escrow Agreement; if there is no Closing, Purchasers will receive from the Company interest on the amount they funded according to the prior sentence based on the return on Permitted Investments (as defined in the Closing Escrow Agreement) applicable to such funded amounts, payable when such funds are returned to such Purchasers, as set forth in the Closing Escrow Agreement. The delivery of funds from such Purchaser to the Closing Agent shall be deemed to constitute irrevocable instructions from such Purchaser to the Closing Agent that the Purchasers’ conditions to the Closing will be deemed to be satisfied upon (i) receipt by the Closing Agent of the Company Closing Certificate (as defined below) and (ii) the written consent of Schulte Roth & Zabel LLP (which may be by email), upon behalf of Highbridge International LLC, that the Purchasers’ conditions to Closing have been satisfied, and, in such event, such Purchaser agrees that the Closing Agent may instruct the Escrow Agent to release the funds as contemplated by, and subject to, the provisions of Section 2.3(f). Funds received by the Closing Agent pursuant to this Section 2.3 (or funded by the Closing Agent in its sole discretion pursuant to Section 2.3(d)) will be held in trust for the applicable Purchasers and not as property or in the title of the Closing Agent.

(d)           Closing Agent Right to Fund for Late Purchasers. In the event that any Purchaser shall fail to deliver all or any of its respective portion of the Purchase Price on or before 9:00 a.m., New York City time, on the Closing Date:

(i)            The Closing Agent may, in its sole discretion, but shall not be obligated to, fund the unfunded portion of the Purchase Price applicable to such Purchaser, on behalf of such Purchaser. The funding of any portion of the Purchase Price by the Closing Agent pursuant to this Section 2.3(d) shall not relieve a defaulting Purchaser of any liability that it may have to the Company or the Closing Agent pursuant to this Agreement or for the breach of its obligations under this Agreement.

(ii)           In the event that the Closing Agent shall have funded any such unfunded portion as set forth in the preceding clause (i), the Closing Agent may, in its sole discretion, but shall not be obligated to, (A) retain, at and following the Closing, beneficial ownership in the Securities as such Purchaser would have been entitled to had it timely funded, (B) direct the disposition of such Note to another party or (C) require such Purchaser, upon written notice, to purchase such Securities from the Closing Agent within two business days after the Closing Date at a price equal to the initial offering price of such Securities plus accrued and unpaid interest to the date of settlement.

(iii)          In the case of the preceding clause (ii)(A) or (B), if so requested by the Closing Agent, (A) such Purchaser shall take any action reasonably requested by the Closing Agent to effect the transfer of the applicable Securities to the Closing Agent or such other party, as the case may be, and shall be deemed to have consented to the Closing Agent retaining and taking beneficial ownership, or directing the disposition, of such Securities and (B) the Company shall transfer registration of such Securities to, or as directed by, the Closing Agent.

(e)           Distribution of Purchase Price Received by Closing Agent to Escrow Agent. Upon receipt of the Purchase Price from any Purchaser, the Closing Agent will distribute such funds to the Escrow Agent for deposit into the escrow account to be established pursuant to the Closing Escrow Agreement (the “Closing Escrow Account”).

(f)            Release of Purchase Price Funds; Delivery of Securities. On the Closing Date:

(i)            upon (A) receipt by the Closing Agent of a certificate from the Chief Executive Officer of the Company (the “Company Closing Certificate”) certifying that the conditions to the Purchasers’ obligations to close, as set forth in Section 2.2(a), have been satisfied and (B) the consent of Schulte Roth & Zabel LLP, upon behalf of Highbridge International LLC, that such conditions have been satisfied, the Closing Agent will instruct the Escrow Agent, pursuant to the terms of the Closing Escrow Agreement, to release the Purchase Price as set forth in the Closing Escrow Agreement; and

(ii)           in consideration for the receipt of the Purchase Price deposited in the Closing Escrow Account as specified above, the Company shall deliver the Securities to the applicable Purchasers in accordance with the instructions contained in Annex A hereto.

(g)           Returning of Funds from the Closing Agent. To the extent the Closing Agent receives any funds from the Escrow Agent for the benefit of any Purchaser pursuant to the Closing Escrow Agreement, whether upon termination of the transactions contemplated hereby, as interest upon funds held in the escrow account or otherwise, the Closing Agent shall wire such funds to the applicable Purchaser, in accordance with instructions provided by such Purchaser(s), within one (1) Business Day of receipt of such funds by the Closing Agent.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES

3.1           Representations and Warranties of the Company. The Company hereby makes the following representations and warranties to the Purchaser and to the Placement Agent (as defined below):

(a)           Organization and Qualification. Each of the Company and each Subsidiary is an entity duly incorporated or otherwise organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization (as applicable), with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted. Neither the Company nor any Subsidiary is in violation of any of the provisions of its respective articles of incorporation, bylaws or other organizational or charter documents. Each of the Company and each Subsidiary is duly qualified to conduct business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, could not, individually or in the aggregate, have or reasonably be expected to result in (i) an adverse effect on the legality, validity or enforceability of any Transaction Document, (ii) a material and adverse effect on the operations, results of operations, assets, properties, prospects, business or condition (financial or otherwise) of the Company and the Subsidiaries, taken as a whole, or (iii) an adverse impairment to the Company’s ability to perform on a timely basis its obligations under any Transaction Document (any of (i), (ii) or (iii), a “Material Adverse Effect”).

(b)           Subsidiaries. The Company has no direct or indirect Subsidiaries other than those listed in Schedule 3.1(b). Except as disclosed in Schedule 3.1(b), the Company owns, directly or indirectly, all of the capital stock of each Subsidiary free and clear of any and all Liens, and all the issued and outstanding shares of capital stock of each Subsidiary are validly issued and are fully paid, non-assessable and free of preemptive and similar rights.

(c)           Authorization; Enforcement. The Company and each of the Guarantors have the requisite corporate power and authority to enter into and to consummate the transactions contemplated by each of the Transaction Documents, as applicable, and otherwise to carry out their obligations thereunder. The execution, delivery and performance of each of the Transaction Documents by the Company and each of the Guarantors, as applicable, and the consummation by the Company and each of the Guarantors of the transactions contemplated thereby have been duly authorized by all necessary corporate action on the part of the Company and its shareholders and each of the Guarantors and no further corporate action is required by the Company or its shareholders or each of the Guarantors in connection therewith. Each Transaction Document has been duly executed by the Company and each of the Guarantors, as applicable, and, when delivered in accordance with the terms hereof, will constitute the valid and binding obligation of the Company and each of the Guarantors, enforceable against the Company and each of the Guarantors in accordance with its terms, except (i) as rights to indemnity and contribution may be limited by state or federal securities laws or the public policy underlying such laws, (ii) as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ and contracting parties’ rights generally and (iii) as enforceability may be subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) (clauses (i) – (iii) collectively, the “Enforceability Exceptions”).

(d)           The Securities and the Guarantees. The Securities have been duly authorized by the Company and each Guarantor and, when duly executed, authenticated, and delivered as provided in the Indenture and paid for as provided herein, will be duly and validly issued and will constitute valid and binding obligations of the Company enforceable against the Company in accordance with their terms, subject to the Enforceability Exceptions, and will be entitled to the benefits of the Indenture; and the Guarantees have been duly authorized by each of the Guarantors and, when the Securities and the Guarantees by each of the Guarantors have been duly executed, authenticated, issued and delivered as provided in the Indenture and paid for as provided herein, as the case may be, will be valid and binding obligations of each of the Guarantors, enforceable against each of the Guarantors in accordance with their terms, subject to the Enforceability Exceptions, and will be entitled to the benefits of the Indenture.

(e)           No Conflicts. The execution, delivery and performance of the Transaction Documents by the Company and each of the Guarantors, as applicable, and the consummation by the Company and each of the Guarantors, as applicable, of the transactions contemplated thereby, including the issuance and sale of the Securities (including the Guarantees and the issuance of the Conversion Shares), do not and will not (i) conflict with or violate any provision of the Company’s or any Subsidiary’s articles of incorporation, bylaws or other organizational or charter documents, or (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument or other understanding to which the Company or any Subsidiary is a party or by which any property or asset of the Company or any Subsidiary is bound or affected, or (iii) result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Company or a Subsidiary is subject (including federal and state securities laws and regulations), or by which any property or asset of the Company or a Subsidiary is bound or affected; except in the case of clauses (ii) and (iii), such as could not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect.

(f)            Filings, Consents and Approvals. The Company and each of the Guarantors are not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority or other Person in connection with the execution, delivery and performance by the Company and each of the Guarantors of the Transaction Documents, as applicable, including the issuance of the Securities (including the Guarantees and the issuance of the Conversion Shares), other than:  (i) the filing with the Commission of one or more Registration Statements in accordance with the requirements of the Registration Rights Agreement, (ii) notice filings required by state securities laws, the failure of which to make will not affect the validity of the Securities or the enforceability of this Agreement, and (iii) those that have been made or obtained prior to the date of this Agreement. The Company and its Subsidiaries are unaware of any facts or circumstances that would reasonably be expected to prevent the Company or any of the Guarantors from obtaining or effecting any of the registration, application or filings pursuant to the preceding sentence.

(g)           Issuance of Securities and Conversion Shares. The Conversion Shares have been duly authorized and reserved for issuance upon conversion of the Securities by all necessary corporate action of the Company. The issuance of the Securities, upon issuance in accordance with the terms of the Transaction Documents, will be free from all taxes, liens and charges. All Conversion Shares, when so issued in accordance with the Company’s Articles of Incorporation and delivered upon such conversion in accordance with the terms of the Indenture and the

Securities, will be duly authorized and validly issued, fully paid and nonassessable and free and clear of all liens, encumbrances, equities, claims or preemptive or similar rights with the holders being entitled to all rights accorded to a holder of Common Stock.

(h)           Capitalization. The authorized capital stock of the Company consists solely of 500,000,000 shares of Common Stock and 5,000,000 shares of preferred stock, $0.001 par value per share. As of the date hereof prior to Closing:  (i) the number of shares of Common Stock set forth on Schedule 3.1(h) hereto are issued and outstanding and no shares of Common Stock are held in treasury, (ii) the number of shares of Common Stock set forth on Schedule 3.1(h) hereto are reserved for future issuance pursuant to the Company’s equity incentive plan, pursuant to outstanding warrants and the Securities as indicated in such schedule, (iii) no shares of preferred stock are issued and outstanding and (iv) the number of shares of Common Stock set forth on Schedule 3.1(h) are reserved for issuance pursuant to securities exercisable or exchangeable for, or convertible into, shares of Common Stock. All outstanding shares of common stock are validly issued, fully paid and nonassessable.

Except as disclosed in Schedule 3.1(h), (i) none of the Company’s capital stock is subject to preemptive rights or any other similar rights or any liens or encumbrances suffered or permitted by the Company; (ii) there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, any capital stock of the Company or any of its Subsidiaries, or contracts, commitments, understandings or arrangements by which the Company or any of its Subsidiaries is or may become bound to issue additional capital stock of the Company or any of its Subsidiaries or options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, any capital stock of the Company or any of its Subsidiaries; (iii) there are no outstanding debt securities, notes, credit agreements, credit facilities or other agreements, documents or instruments evidencing indebtedness of the Company or any of its Subsidiaries or by which the Company or any of its Subsidiaries is or may become bound which are required to be disclosed in any Exchange Act report, (iv) there are no agreements or arrangements under which the Company or any of its Subsidiaries is obligated to register the sale of any of their securities under the Securities Act; (v) there are no outstanding securities or instruments of the Company or any of its Subsidiaries which contain any redemption or similar provisions, and there are no contracts, commitments, understandings or arrangements by which the Company or any of its Subsidiaries is or may become bound to redeem a security of the Company or any of its Subsidiaries; (vi) there are no securities or instruments containing anti-dilution or similar provisions that will be triggered by the issuance of the Securities; (vii) the Company does not have any stock appreciation rights or “phantom stock” plans or agreements or any similar plan or agreement; (viii) the Company and its Subsidiaries have no liabilities or obligations required to be disclosed in the SEC Reports but not so disclosed in the SEC Reports, other than those incurred in the ordinary course of the Company’s or its Subsidiaries’ respective businesses and which, individually or in the aggregate, do not or would not have a Material Adverse Effect; and (ix) there are no financing statements securing obligations in any material amounts, either singly or in the aggregate, filed in connection with the Company or any of its Subsidiaries. The Company has filed in its SEC Reports with the Commission true, correct and complete copies of the Company’s Articles of Incorporation, as amended and as in effect on the date hereof, and the Company’s Bylaws, as amended and as in effect on the date hereof, and the form of all securities convertible into, or exercisable or exchangeable for, shares of Common Stock.

(i)            SEC Reports; Financial Statements. During the two (2) years prior to the date hereof, the Company has filed all reports, schedules, forms, statements and other documents required to be filed by it under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof (the foregoing materials including all exhibits and schedules thereto, being collectively referred to herein as the “SEC Reports” and, together with the Schedules to this Agreement, the Confidential Information Memorandum dated August 20, 2007, as supplemented on September 27, 2007 and any other materials prepared by the Company and delivered to the Purchaser in writing, the “Disclosure Materials”). The Company has delivered to the Purchaser or its representative true, correct and complete copies of the SEC Reports not available on the EDGAR system. As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the Commission promulgated thereunder, and, except to the extent superseded by an amended SEC Report filed at least five (5) Business Days prior to the date hereof, none of the SEC Reports or the Disclosure Materials, when filed or prepared, as applicable, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (“GAAP”), except as may be otherwise specified in such financial statements or the notes thereto, and fairly present in all material respects the financial position of the Company and its consolidated Subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments or as otherwise disclosed in the SEC Reports. No other information provided by or on behalf of the Company to the Purchaser which is not included in the SEC Reports and that has not be subsequently modified, corrected, supplemented or superceded in writing, including, without limitation, information referred to in Section 3.2(g) of this Agreement or in any disclosure schedules, contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements therein, in the light of the circumstance under which they are or were made not misleading.

(j)            Litigation. Except as disclosed in Schedule 3.1(j), there is no Action pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, or any of the Company’s Subsidiaries or any of the Company’s or its Subsidiaries’ officers or directors that (i) adversely affects or challenges the legality, validity or enforceability of any of the Transaction Documents or the Indenture or (ii) could, if there were an unfavorable decision, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect, neither the Company nor any Subsidiary, nor any director or officer thereof, is or has been the subject of any Action involving a claim of violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty and there has not been, and to the knowledge of the Company there is not pending or contemplated, any investigation by the Commission involving the Company or any current or former director or officer of the Company.

The Commission has not issued any stop order or other order suspending the effectiveness of any registration statement filed by the Company or any Subsidiary under the Exchange Act or the Securities Act.

(k)           Transactions With Affiliates and Employees. Except as set forth on Schedule 3.1(k), none of the officers, directors or employees of the Company or any Subsidiary is presently a party to any transaction with the Company or any Subsidiary (other than for ordinary course services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Company, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

(l)            Internal Accounting and Disclosure Controls. The Company and the Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset and liability accountability, (iii) access to assets or incurrence of liabilities is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets and liabilities is compared with the existing assets and liabilities at reasonable intervals and appropriate action is taken with respect to any differences. The Company maintains disclosure controls and procedures (as such term is defined in Rule 13a-14 under the Exchange Act) that are effective in ensuring that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the rules and forms of the Commission, including, without limitation, controls and procedures designed to ensure that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is accumulated and communicated to the Company’s management, including its principal executive officer or officers and its principal financial officer or officers, as appropriate, to allow timely decisions regarding required disclosure. Except as disclosed in Schedule 3.1(l), since March 31, 2006, neither the Company nor any of its Subsidiaries have received any notice or correspondence from any accountant relating to any material weakness in any part of the system of internal accounting controls of the Company or any of its Subsidiaries.

(m)          Certain Fees. Except for dealings with the Placement Agent, no brokerage or finder’s fees or commissions are or will be payable by the Company to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other Person with respect to the transactions contemplated by the Transaction Documents. The Purchaser shall have no obligation with respect to any fees or with respect to any claims (other than such fees or commissions owed by the Purchaser pursuant to written agreements executed by the Purchaser which fees or commissions shall be the sole responsibility of the Purchaser) made by or on behalf of other Persons for fees of a type contemplated in this Section that may be due in connection with the transactions contemplated by the Transaction Documents. Other than the Placement Agent and the Placement Agent’s fees, neither the Company nor any of its Subsidiaries has engaged any placement agent or other agent in connection with the sale of the

Securities and has not incurred any placement agent’s fees, financial advisory fees, or broker’s commissions relating to or arising out of the transactions contemplated hereby.

(n)           Certain Registration Matters. Assuming the accuracy of the Purchaser’s representations and warranties set forth in Section 3.2(c) through (g), no registration under the Securities Act is required for the offer and sale of the Securities (including the Guarantees) by the Company and each of the Guarantors to the Purchaser under the Transaction Documents. The Company has not offered the Securities by means of any form of general solicitation or general advertising, including but not limited to the following:  (A) any advertisement, article, notice or other communication published in a newspaper or magazine or similar media or broadcast over television or radio whether closed circuit or generally available or (B) any seminar, meeting or industry investor conference whose attendees were invited by any general solicitation or general advertising. As of the date hereof, the Company is eligible to register the resale of its Common Stock on Form S-3 promulgated under the Securities Act.

(o)           No Integrated Offering. None of the Company, its Subsidiaries, any of their Affiliates, and any Person acting on their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to by any security, under circumstances that would require registration of the issuance of any of the Securities under the Securities Act, whether through integration with prior offerings or otherwise. None of the Company, its Subsidiaries, their Affiliates and any Person acting on their behalf will take any action or steps referred to in the preceding sentence that would require registration of the issuance of any of the Securities under the Securities Act or cause the offering of the Securities to be integrated with other offerings for purposes of any such applicable stockholder approval provisions.

(p)           Investment Company. The Company is not, and upon consummation of the sale of Securities, will not be, an “investment company,” a company controlled by an “investment company” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(q)           No Additional Agreements. The Company does not have any agreement or understanding with the Purchaser or any other Purchasers with respect to the transactions contemplated by the Transaction Documents other than as specified in this Agreement and the Other Purchase Agreements, respectively. This Purchase Agreement is identical with each of the Other Purchase Agreements, other than the provisions of the Other Purchase Agreements concerning the identity of the other Purchasers, the amount of Securities purchased by such other Purchasers, certain representations and warranties and covenants relating to the material non-public information and the disclosure thereof.

(r)            ERISA; Employee Relations. Each employee benefit plan (as defined in Section 3(3) of ERISA) and any other plan, agreement or arrangement for the benefit of any director, officer or employee of the Company (each, an “Employee Benefit Plan”) has been operated in material compliance with its terms and with all applicable laws, including, but not limited to, ERISA and the Code. All contributions due and payable on or before the Closing in respect of any Employee Benefit Plan have been made in full.

Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or employs any member of a union. The Company and its Subsidiaries believe that their relations with their employees are good, except where such failure would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. No executive officer of the Company or any of its Subsidiaries (as defined in Rule 501(f) of the Securities Act) has notified the Company or any such Subsidiary that such officer intends to leave the Company or any such Subsidiary or otherwise terminate such officer’s employment with the Company or any such Subsidiary. No executive officer of the Company or any of its Subsidiaries, is, or is now reasonably expected to be, in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement, non-competition agreement, or any other similar contract or agreement or any restrictive covenant, and the continued employment of each such executive officer would not reasonably be expected to subject the Company or any of its Subsidiaries to any liability with respect to any of the foregoing matters.

The Company and its Subsidiaries are in compliance with all federal, state, local and foreign laws and regulations respecting labor, employment and employment practices and benefits, terms and conditions of employments and wages and hours, except where failure to be in compliance would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(s)           Tax. The Company and each of its Subsidiaries have filed all foreign, federal, state and local tax reports and returns required by any law or regulation to be filed by it, and such returns are true and correct, except where such failure would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. The Company and each of its Subsidiaries have paid all taxes, interest and penalties, if any, reflected on such tax returns or otherwise due and payable by it, except where such failure would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. Each of the Company and each of its Subsidiaries have set aside on its books provision reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply. Any deficiencies proposed as a result of any governmental audits or such tax returns have been paid or settled, and there are no present disputes as to taxes payable by the Company. The Company has not elected pursuant to the Internal Revenue Code of 1986, as amended (the “Code”), to be treated as a Subchapter S corporation or a collapsible corporation pursuant to Section 1362(a) or Section 341(f) of the Code, respectively, nor has it made any other elections pursuant to the Code (other than elections that relate solely to methods of accounting, depreciation or amortization) that would have a material adverse effect on the Company, its financial condition, its business as presently conducted or proposed to be conducted or any of its properties or material assets. The Company has withheld or collected from each payment made to each of its employees, the amount of all taxes (including, but not limited to, federal income taxes, Federal Insurance Contribution Act taxes and Federal Unemployment Tax Act taxes) required to be withheld or collected therefrom, and has paid the same to the proper tax receiving officers or authorized depositories, except where such failure would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(t)            Application of Takeover Protections; Rights Agreement. The Company and its Board of Directors have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the articles of incorporation or the laws of the State of Nevada which is or could become applicable to any Purchaser as a result of the transactions contemplated by this Agreement, including, without limitation, the Company’s issuance of the Securities and any Purchaser’s ownership of the Securities. The Company and its Board of Directors have taken all necessary action, if any, in order to render inapplicable any stockholder rights plan or similar arrangement relating to accumulations of beneficial ownership of Common Stock or a change in control of the Company.

(u)           Absence of Certain Changes. Since October 31, 2006, there has been no material adverse changes or developments in the business, properties, operations, condition (financial or otherwise), results of operations or prospects of the Company or its Subsidiaries that have resulted, or could reasonably be expected to result, in a Material Adverse Effect. Since October 31, 2006, the Company has not (i) declared or paid any dividends or (ii) sold any assets, individually or in the aggregate, in excess of $500,000 outside of the ordinary course of business. Neither the Company nor any of its Subsidiaries has taken any steps to seek protection pursuant to any bankruptcy law nor does the Company have any knowledge or reason to believe that its creditors intend to initiate involuntary bankruptcy proceedings or any actual knowledge of any fact that would reasonably lead a creditor to do so. The Company and its Subsidiaries, individually and on a consolidated basis, are not as of the date hereof, and after giving effect to the transactions contemplated hereby to occur at the Closing, will not be Insolvent (as defined below). For purposes of this Section 3.1(u), “Insolvent” means, with respect to any Person, (i) the present fair saleable value of such Person’s assets is less than the amount required to pay such Person’s total Indebtedness (as defined in Section 3.1(hh)), (ii) such Person is unable to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured, (iii) such Person intends to incur or believes that it will incur debts that would be beyond its ability to pay as such debts mature or (iv) such Person has unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted.

(v)           Sarbanes-Oxley Act. The Company is in compliance with any and all applicable requirements of the Sarbanes-Oxley Act of 2002 that are effective as of the date hereof, and any and all applicable rules and regulations promulgated by the Commission thereunder that are effective as of the date hereof.

(w)          Intellectual Property Rights. The Company and its Subsidiaries own or possess adequate rights or licenses to use all trademarks, service marks and all applications and registrations therefor, trade names, patents, patent rights, copyrights, original works of authorship, inventions, trade secrets and other intellectual property rights (“Intellectual Property Rights”) necessary to conduct their respective businesses as conducted on the date of this Agreement, except where such failure would not, either individually or in the aggregate, reasonably be expect to result in a Material Adverse Effect. None of the Company’s registered, or applied for, Intellectual Property Rights have expired or terminated or have been abandoned, or are expected to expire or terminate or expected to be abandoned, within three years from the date of this Agreement, except where such expiration, termination or abandonment would not, either individually or in the aggregate, reasonably be expect to result in a Material Adverse Effect. No product or service of the Company or its Subsidiaries infringes the Intellectual Property Rights of others, except where such infringement would not, either individually or in the aggregate, reasonably be expect to result in a Material Adverse Effect. There is no claim, action or proceeding being made or brought, or to the knowledge of the Company or its Subsidiaries, being threatened, against the Company or its Subsidiaries regarding (i) its Intellectual Property Rights, or (ii) that the products or services of the Company or its Subsidiaries infringe the Intellectual Property Rights of others, except where such claim, action or proceeding would not, either individually or in the aggregate, reasonably be expect to result in a Material Adverse Effect. The Company and its Subsidiaries have taken reasonable security measures to protect the secrecy, confidentiality and value of all of their Intellectual Property Rights.

(x)            Environmental Laws. The Company and its Subsidiaries (i) are in compliance with any and all Environmental Laws (as hereinafter defined and (ii) are in compliance with all terms and conditions of any such permit, license or approval where, in each of the foregoing clauses (i) and (ii), the failure to so comply could be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. The term “Environmental Laws” means all federal, state, local or foreign laws relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), including, without limitation, laws relating to emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, or toxic or hazardous substances or wastes (collectively, “Hazardous Materials”) into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, as well as all authorizations, codes, decrees, demands or demand letters, injunctions, judgments, licenses, notices or notice letters, orders, permits, plans or regulations issued, entered, promulgated or approved thereunder.

(y)           Manipulation of Price. The Company has not, and no one acting on its behalf has, (i) taken, directly or indirectly, any action designed to cause or to result in the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of any of the Securities, (ii) other than the Placement Agent, sold, bid for, purchased, or paid any compensation for soliciting purchases of, any of the Securities, or (iii) other than the Placement Agent, paid or agreed to pay to any person any compensation for soliciting another to purchase any other securities of the Company.

(z)            Collateral. As of the Closing Date, (A) the Company and each of the Guarantors, as applicable, will own the collateral pledged pursuant to the Security Documents (the “Collateral”) free and clear of all liens except for the lien in favor of the Collateral Agent under the Security Documents and Permitted Liens (as defined in the Indenture), and no financing statements in respect of the Collateral will be on file in favor of any Person other than the Collateral Agent; (B) when executed and delivered, the Security Documents will create a valid lien on, and enforceable security interests in favor of the Collateral Agent for the ratable benefit of the holders of the Securities, in the Collateral, which security interests will secure the repayment of the Securities and the other obligations purported to be secured thereby; (C) the representations and warranties of the Company and each of the Guarantors in the Security Documents will be true and correct (if such representations and warranties are not qualified with respect to materiality, in which case such representations will be true and correct in all respects) in all material respects; (D) upon the filing and recording of financing statements in the appropriate jurisdictions, the lien securing the Securities will have been duly perfected as to the Collateral as to which perfection may be accomplished through the filing of financing statements pursuant to the applicable Uniform Commercial Code or other applicable law in such jurisdictions; and (E) the liens of the Security Documents shall be prior to any other lien on any of the Collateral, other than liens expressly permitted to be prior pursuant to the Security Documents.

(aa)         U.S. Real Property Holding Corporation. The Company is not, has not been since January 1, 2006, and so long as any Securities remain outstanding, shall not become, a U.S. real property holding corporation within the meaning of Section 897 of the Code.

(bb)         Disclosure. Neither the Company nor any other Person acting on its behalf has provided any of the Purchaser or its agents or counsel with any information that constitutes or could reasonably be expected to constitute material non-public information other than concerning the transactions contemplated by this Agreement which shall be disclosed pursuant to Section 4.10 or disclosed pursuant to a non-disclosure agreement with the Purchaser. The Company acknowledges that the Purchaser will rely on the foregoing representations in effecting transactions in securities of the Company. No event or circumstance has occurred or information exists with respect to the Company or any of its Subsidiaries or its or their business, properties, prospects, operations or financial conditions, which, under applicable law, rule or regulation, requires public disclosure or announcement by the Company but which has not been so publicly announced or disclosed.

(cc)         Acknowledgment Regarding Purchaser’s Purchase of Securities. The Company acknowledges and agrees that each Purchaser is acting solely in the capacity of an arm’s length purchaser with respect to the Transaction Documents and the transactions contemplated hereby and thereby and that no Purchaser is (i) an officer or director of the Company, (ii) an “affiliate” of the Company or any of its Subsidiaries (as defined in Rule 144 of the Securities Act) or (iii) to the knowledge of the Company, a “beneficial owner” of more than 10% of the shares of Common Stock (as defined for purposes of Rule 13d-3 of the Exchange Act). The Company further acknowledges that no Purchaser is acting as a financial advisor or fiduciary of the Company or any of its Subsidiaries (or in any similar capacity) with respect to the Transaction Documents and the transactions contemplated hereby and thereby, and any advice given by a Purchaser or any of its representatives or agents in connection with the Transaction Documents and the transactions contemplated hereby and thereby is merely incidental to the Purchaser ‘s purchase of the Securities. The Company further represents to each Purchaser that the Company’s decision to enter into the Transaction Documents has been based solely on the independent evaluation by the Company and its representatives.

(dd)         Dilutive Effect. The Company understands and acknowledges that the number of Conversion Shares issuable upon conversion of the Securities will increase in certain circumstances. The Company further acknowledges that its obligation to issue Conversion Shares upon conversion of the Securities in accordance with this Agreement and the Securities is absolute and unconditional regardless of the dilutive effect that such issuance may have on the ownership interests of other stockholders of the Company.

(ee)                            Conduct of Business; Regulatory Permits. Neither the Company nor any of its Subsidiaries is in violation of any term of or in default under its Articles of Incorporation, any certificate of designations of any outstanding series of preferred stock of the Company or the Bylaws or their organizational charter or bylaws, respectively. Neither the Company nor any of its Subsidiaries is in default (and no event has occurred which, with notice or lapse of time or both, would constitute such a default or an event of default) under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Company or any of its Subsidiaries pursuant to, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which it is a party or by which it is bound or to which any of its property or assets is subject, or is in violation of any judgment, decree or order or any statute, ordinance, rule or regulation applicable to the Company or its Subsidiaries, and neither the Company nor any of its Subsidiaries will conduct its business in violation of any of the foregoing, except for possible defaults or violations which could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Without limiting the generality of the foregoing, the Company is not in violation of any of the rules, regulations or requirements of any Trading Market and has no knowledge of any facts or circumstances that would reasonably lead to delisting or suspension of the Common Stock by the applicable Trading Market on which the Company is currently listed in the foreseeable future. Since May 14, 2007, (i) the Common Stock has been designated for quotation on the Trading Market on which the Company is listed, (ii) trading in the Common Stock has not been suspended by the Commission or the applicable Trading Market and (iii) the Company has received no communication, written or oral, from the Commission or the applicable Trading Market regarding the suspension or delisting of the Common Stock from such Trading Market. The Company and its Subsidiaries possess all certificates, authorizations and permits issued by the appropriate regulatory authorities necessary to conduct their respective businesses as conducted on the date hereof, including without limitation, those required as of the date hereof under applicable Environmental Laws, except where the failure to possess such certificates, authorizations or permits would not have, individually or in the aggregate, a Material Adverse Effect, and neither the Company nor any such Subsidiary has received any notice of proceedings relating to the revocation or modification of any such certificate, authorization or permit.

(ff)                                Foreign Corrupt Practices. Neither the Company nor any of its Subsidiaries nor any director, officer, agent, employee or other Person acting on behalf of the Company or any of its Subsidiaries has, in the course of its actions for, or on behalf of, the Company or any of its Subsidiaries (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

(gg)                          Indebtedness. Except as disclosed in Schedule 3.1(gg), neither the Company nor any of its Subsidiaries has any outstanding Indebtedness (as defined below). Schedule 3.1(gg) provides the amount of the obligation, the terms of its payment, a brief description of the material terms under which it could be accelerated or increased and the nature of any recourse provisions that would enable the Company or such Subsidiary to recover from third persons and a brief description of any other material terms of any such outstanding Indebtedness. For purposes of this Agreement:  (x) “Indebtedness” of any Person means, without duplication (A) all indebtedness for borrowed money in excess of $100,000 in principal amount, (B) all obligations in excess of $100,000 issued, undertaken or assumed as the deferred purchase price of property or services, including (without limitation) “capital leases” in accordance with generally accepted accounting principles (other than trade payables entered into in the ordinary course of business), (C) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (D) all obligations in excess of $100,000 in principal amount evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses, (E) all indebtedness in excess of $100,000 in principal amount created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (F) all monetary obligations in excess of $100,000 in principal amount under any leasing or similar arrangement which, in connection with generally accepted accounting principles, consistently applied for the periods covered thereby, is classified as a capital lease, (G) all indebtedness referred to in clauses (A) through (F) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any mortgage, lien, pledge, charge, security interest or other encumbrance upon or in any property or assets (including accounts and contract rights) owned by any Person, even though the Person which owns such assets or property has not assumed or become liable for the payment of such indebtedness, and (H) all Contingent Obligations in excess of $100,000 in principal amount in respect of indebtedness or obligations of others of the kinds referred to in clauses (A) through (G) above and (y) “Contingent Obligation” means, as to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to any indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto.

(hh)                          Insurance. The Company and each of its Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as management of the Company believes to be prudent and customary in the businesses in which the Company and its Subsidiaries are engaged.

(ii)                                  Title. The Company and its Subsidiaries have good and marketable title in fee simple to all real property and good and marketable title to all personal property owned by them which is material to the business of the Company and its Subsidiaries, in each case free and clear of all liens, encumbrances and defects except (A) such as are described in Schedule 3.1(ii), (B) for liens, encumbrances and defects described in clauses (vii) through (xi) of the definition of Permitted Liens (as defined in the Indenture) or (C) such as do not materially affect the value of such property and do not interfere with the use made and proposed to be made of such property by the Company and any of its Subsidiaries. Any real property and facilities held under lease by the Company and any of its Subsidiaries are held by them under valid, subsisting and enforceable leases with such exceptions as are not material and do not interfere with the use made and proposed to be made of such property and buildings by the Company and its Subsidiaries.

(jj)                                  Subsidiary Rights. The Company or one of its Subsidiaries has the unrestricted right to vote, and (subject to limitations imposed by applicable law) to receive dividends and distributions on, all capital securities of its Subsidiaries as owned by the Company or such Subsidiary.

(kk)                            Ranking of Securities. Except as set forth on Schedule 3.1(kk), no Indebtedness of the Company is senior to or ranks pari passu with the Securities in right of payment, whether with respect of payment of redemptions, interest, damages or upon liquidation or dissolution or otherwise.

(ll)                                  Off Balance Sheet Arrangements. There is no transaction, arrangement, or other relationship between the Company and an unconsolidated or other off balance sheet entity that is required to be disclosed by the Company in its Exchange Act filings and is not so disclosed or that otherwise would be reasonably likely to have a Material Adverse Effect.

(mm)                      Transfer Taxes. On the Closing Date, all stock transfer or other taxes (other than income or similar taxes) which are required to be paid in connection with the sale and transfer of the Securities to be sold to each Purchaser hereunder will be, or will have been, fully paid or provided for by the Company, and all laws imposing such taxes will be or will have been complied with.

(nn)                          Acknowledgement Regarding Purchaser’s Trading Activity. Except as set forth in Section 3.2(j), anything in this Agreement or elsewhere herein to the contrary notwithstanding, but subject to compliance by the Purchaser with applicable law, it is understood and acknowledged by the Company that (i) past or future open market or other transactions by the Purchaser, including, without limitation, short sales or “derivative” transactions, before or after the closing of this or future private placement transactions, may negatively impact the market price of the Company’s publicly-traded securities; (ii) the Purchaser, and counter parties in “derivative” transactions to which the Purchaser is a party, directly or indirectly, presently may have a “short” position in the Common Stock, and (iii) the Purchaser shall not be deemed to have any affiliation with or control over any arm’s length counter-party in any “derivative” transaction. The Company further understands and acknowledges that, to the extent permitted by applicable law, (a) the Purchaser may engage in hedging and/or trading activities at various times during the period that the Securities are outstanding, including, without limitation, during the periods that the value of the Conversion Shares deliverable with respect to Securities are being determined and (b) such hedging and/or trading activities (if any) could reduce the value of the existing stockholders’ equity interests in the Company at and after the time that the hedging and/or trading activities are being conducted.

(oo)                          Bank Holding Company. Neither the Company nor any of its Subsidiaries or Affiliates is subject to the Bank Holding Company Act of 1956, as amended (the “BHCA”) and to regulation by the Board of Governors of the Federal Reserve System (the “Federal Reserve”). Neither the Company nor any of its Subsidiaries or Affiliates owns or controls, directly or indirectly, five percent or more of the outstanding shares of any class of voting securities or twenty-five percent or more of the total equity of a bank or any entity that is subject to the BHCA and to regulation by the Federal Reserve. Neither the Company nor any of its

Subsidiaries or Affiliates exercises a controlling influence over the management or policies of a bank or any entity that is subject to the BHCA and to regulation by the Federal Reserve.

3.2                                 Representations and Warranties of the Purchaser. The Purchaser hereby represents and warrants to the Company and the Placement Agent as follows:

(a)                                  Organization; Authority. The Purchaser is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization with the requisite corporate or partnership power and authority to enter into and to consummate the transactions contemplated by the applicable Transaction Documents and otherwise to carry out its obligations thereunder. The execution, delivery and performance by the Purchaser of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate or, if the Purchaser is not a corporation, such partnership, limited liability company or other applicable like action, on the part of the Purchaser. Each of this Agreement and the Registration Rights Agreement has been duly executed by the Purchaser, and when delivered by the Purchaser in accordance with terms hereof, will constitute the valid and legally binding obligation of the Purchaser, enforceable against it in accordance with its terms, except as rights to indemnity and contribution may be limited by state or federal securities laws or the public policy underlying such laws, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ and contracting parties’ rights generally and except as enforceability may be subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(b)                                 No Conflicts. The execution, delivery and performance by the Purchaser of the Transaction Documents to which it’s a party and the consummation by the Purchaser of the transactions contemplated hereby and thereby will not (i) result in a violation of the organizational documents of the Purchaser or (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Purchaser is a party, or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws) applicable to the Purchaser, except in the case of clauses (ii) and (iii) above, for such conflicts, defaults, rights or violations which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Purchaser to perform its obligations hereunder.

(c)                                  Investment Intent. The Purchaser is acquiring the Securities as principal for its own account for investment purposes only and not with a view to or for distributing or reselling such Securities or any part thereof except pursuant to sales registered or exempted under the Securities Act, without prejudice, however, to the Purchaser’s right, subject to the provisions of this Agreement and the Registration Rights Agreement, at all times to sell or otherwise dispose of all or any part of such Securities pursuant to an effective registration statement under the Securities Act or under an exemption from such registration or in a transaction not subject to the registration provisions of the Securities Act and in compliance with applicable federal and state securities laws. Subject to the immediately preceding sentence, nothing contained herein shall be deemed a representation or warranty by the Purchaser to hold the Securities for any period of time. The Purchaser is acquiring the Securities hereunder in the ordinary course of its business.

The Purchaser does not have any agreement or understanding, directly or indirectly, with any Person to distribute any of the Securities.

(d)                                 Purchaser Status. At the time the Purchaser was offered the Securities, it was, and at the date hereof it is, and on each date on which it exercises the Warrants it will be, an “accredited investor” as defined in Rule 501 (a) of Regulation D under the Securities Act. The Purchaser is not a registered broker-dealer under Section 15 of the Exchange Act.

(e)                                  Experience of the Purchaser. The Purchaser, either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Securities, and has so evaluated the merits and risks of such investment. The Purchaser is able to bear the economic risk of an investment in the Securities and, at the present time, is able to afford a complete loss of such investment.

(f)                                    General Solicitation. No Securities were offered or sold to the Purchaser by means of:  (A) any advertisement, article, notice or other communication published in a newspaper or magazine or similar media or broadcast over television or radio whether closed circuit or generally available or (B) any seminar, meeting or industry investor conference whose attendees were invited, to the knowledge of the Purchaser, by any general solicitation or general advertising.

(g)                                 Access to Information. The Purchaser acknowledges that it had the opportunity to review the Disclosure Materials and has been afforded (i) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of the Company concerning the terms and conditions of the offering of the Securities and the merits and risks of investing in the Securities; (ii) access to information about the Company and the Subsidiaries and their respective financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate its investment; and (iii) the opportunity to obtain such additional information that the Company possesses or can acquire without unreasonable effort or expense.

(h)                                 Reliance. The Purchaser understands and acknowledges that:  (i) the Securities are being offered and sold to it without registration under the Securities Act in a private placement that is exempt from the registration provisions of the Securities Act and (ii) the availability of such exemption depends in part on, and the Company will rely upon the accuracy and truthfulness of, the foregoing representations and the Purchaser hereby consents to such reliance.

(i)                                     Residency. The Purchaser is a resident of the jurisdiction set forth immediately below the Purchaser’s name on the signature page hereto.

(j)                                     Certain Trading Activities. The Purchaser has not, directly or indirectly, nor has any Person acting on behalf of or pursuant to any understanding with the Purchaser, engaged in any transactions in any securities of the Company following the date on which the Purchaser was aware of this Transaction, other than this Transaction, transactions in compliance with federal and state securities laws or transfers by the Purchaser to any of its affiliated funds which affiliated funds have not engaged in any such transactions.

(k)                                  Transfer or Resale. The Purchaser understands that except as provided in the Registration Rights Agreement:  (i) the Securities, the Guarantees and the Conversion Shares have not been and are not being registered under the Securities Act or any state securities laws, and may not be offered for sale, sold, assigned or transferred unless (A) the sale of such securities are subsequently registered thereunder, (B) the Purchaser shall have delivered to the Company an opinion of counsel, in a form reasonably acceptable to the Company, to the effect that such Securities, the Guarantees or Conversion Shares to be sold, assigned or transferred may be sold, assigned or transferred pursuant to an exemption from such registration, or (C) the Purchaser provides the Company with reasonable assurance that such Securities, the Guarantees or the Conversion Shares can be sold, assigned or transferred pursuant to Rule 144 or Rule 144A promulgated under the Securities Act, as amended, (or a successor rule thereto) (collectively, “Rule 144”); and (ii) any sale of the Securities, the Guarantees or the Conversion Shares made in reliance on Rule 144 may be made only in accordance with the terms of Rule 144 and further, if Rule 144 is not applicable, any resale of the Securities, the Guarantees or Conversion Shares under circumstances in which the seller (or the Person through whom the sale is made) may be deemed to be an underwriter (as that term is defined in the Securities Act) may require compliance with some other exemption under the Securities Act or the rules and regulations of the Commission thereunder. Notwithstanding the foregoing, the Securities and the Conversion Shares may be pledged in connection with a bona fide margin account or other loan or financing arrangement secured by the Securities or the Conversion Shares and such pledge of Securities or Conversion Shares shall not be deemed to be a transfer, sale or assignment of the Securities or the Conversion Shares hereunder, and in effecting a pledge of Securities or the Conversion Shares, the Purchaser shall not be required to provide the Company with any notice thereof or otherwise make any delivery to the Company pursuant to this Agreement or any other Transaction Document, including, without limitation, this Section 3.2(k).

(l)                                     Acknowledgements Regarding Placement Agent. The Purchaser acknowledges that (i) the Placement Agent is acting as the Company’s placement agent for the sale of the Securities being offered hereby and will be compensated solely by the Company in such capacity; (ii) the Placement agent may or will not have conducted thorough due diligence with respect to the Company or the transaction contemplated by the Transaction Documents and the decision of the Purchaser to purchase Securities pursuant to the Agreement and the other Transaction Documents has been made independently of, and without reliance on, the Placement Agent; and (iii) no representation, warranty or covenant, express or implied, is or will be made by the Placement Agent with respect to the Company, the Confidential Information Memorandum dated August 2007 and any supplements or amendments thereto, the Securities, the Guarantees, the Conversation Shares, the Transaction Documents or the transactions contemplated thereby.

ARTICLE IV.
OTHER AGREEMENTS OF THE PARTIES

4.1                                 Best Efforts. Each party shall use its best efforts timely to satisfy each of the conditions to be satisfied by it as provided in Section 2.2 of this Agreement.

4.2                                 Restricted Securities.

(a)                                  Securities and Conversion Shares may only be disposed of pursuant to an effective registration statement under the Securities Act, to the Company or pursuant to an available exemption from or in a transaction not subject to the registration requirements of the Securities Act, and in compliance with any applicable state securities laws. In connection with any transfer of the Securities or Conversion Shares, other than pursuant to an effective registration statement, a Rule 144 transfer, to the Company or to an Affiliate of the Purchaser, the Company may require the transferor thereof to provide to the Company an opinion of counsel selected by the transferor, the form and substance of which opinion shall be reasonably satisfactory to the Company, to the effect that such transfer does not require registration of such transferred Securities or Conversion Shares under the Securities Act.

(b)                                 Certificates evidencing the Securities and the Conversion Shares will contain the following legend, so long as is required by this Section 4.2(b) or Section 4.2(c):

[NEITHER THESE SECURITIES NOR THE SECURITIES ISSUABLE UPON CONVERSION OF THESE SECURITIES HAVE BEEN REGISTERED] [THESE SECURITIES HAVE NOT BEEN REGISTERED] WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR REFINANCING ARRANGEMENT SECURED BY THE SECURITIES.

(c)                                  Following the date that the Securities and the Conversion Shares are registered for resale under the Securities Act or, subject to receipt of appropriate representations from the Purchaser and, if applicable its broker, at such earlier time as a legend is no longer required for the Securities and the Conversion Shares under this Section 4.2(c), the Company will, no later than three Trading Days following the delivery by the Purchaser to the Company or the Company’s transfer agent of a certificate representing Securities or Conversion Shares containing a restrictive legend, together with a request to issue a certificate without a restrictive legend, deliver or cause to be delivered to the Purchaser a certificate representing such Securities or Conversion Shares that is free from all restrictive and other legends or, at the Company’s option upon the holder’s request, issue such Securities or Conversion Shares to the nominee of The Depository Trust Company with instructions to credit the account of the participant designated by the holder. The Company may not make any notation on its records or give instructions to any transfer agent of the Company that enlarge the restrictions on transfer set forth in this Section except as it may reasonably determine are necessary or appropriate to comply or to ensure compliance with those applicable laws that are enacted or modified after the Closing.

4.3                                 Form D and Blue Sky. The Company agrees to file a Form D with respect to the Securities as required under Regulation D and to provide a copy thereof to the Purchaser promptly upon request after such filing. The Company, on or before the Closing Date, shall take such action as the Company shall reasonably determine is necessary in order to obtain an exemption for or to qualify the Securities for sale to the Purchaser at the Closing pursuant to this Agreement under applicable securities or “Blue Sky” laws of the states of the United States (or to obtain an exemption from such qualification), and shall provide evidence of any such action so taken to the Purchaser on or prior to the Closing Date. The Company shall make all filings and reports relating to the offer and sale of the Securities by the Company and to the resale of the Securities and the Conversion Shares by the Purchaser required under applicable securities or “Blue Sky” laws of the states of the United States promptly following the Closing Date.

4.4                                 Furnishing of Information; Information Rights. As long as the Purchaser owns any of the Securities, the Company covenants to timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to the Exchange Act and to disclose in the Registration Statement any material, nonpublic information provided to the Purchaser except to the extent previously disclosed or the Company determines that such information is no longer material, and the Company shall not terminate its status as an issuer required to file reports under the Exchange Act even if the Exchange Act or the rules and regulations thereunder would otherwise permit such termination except in connection with a Fundamental Transaction (as defined in the Indenture). In furtherance of the foregoing, the Company shall make available to the Purchaser or file with the Commission via the EDGAR system:  (a) as soon as practicable, but in any event within ninety (90) days after the end of each fiscal year of the Company, (i) a balance sheet as of the end of such year; (ii) statements of income and of cash flows for such year; and (iii) a statement of stockholders’ equity as of the end of such year, audited and certified by independent registered public accounting firm selected by the Company, (b) as soon as practicable, but in any event within forty-five (45) days after the end of each of the first three (3) quarters of each fiscal year of the Company, unaudited statements of income and of cash flows for such fiscal quarter, and an unaudited balance sheet as of the end of such fiscal quarter, all prepared in accordance with GAAP (except that the financial statements may (i) be subject to normal year-end audit adjustments and (ii) not contain all notes thereto that may be required in accordance with GAAP), (c) unless available to the public through the EDGAR system, within one (1) Business Day of the filing thereof with the Commission, unless the following are filed with the Commission through EDGAR and are available to the public through the EDGAR system, a copy of its Annual Reports and Quarterly Reports on Form 10-K, 10-KSB, 10-Q or 10-QSB, any interim reports or any consolidated balance sheets, income statements, stockholders’ equity statements and/or cash flow statements for any period other than annual, any Current Reports on Form 8-K and any registration statements (other than on Form S-8) or amendments filed pursuant to the Securities Act and (d) copies of any notices and other information made available or given to the stockholders of the Company generally, contemporaneously with the making available or giving thereof to the stockholders .

4.5                                 Pledge of Securities. The Company acknowledges and agrees that the Securities may be pledged by a Holder (as defined in the Registration Rights Agreement) in connection with a bona fide margin agreement or other loan or financing arrangement that is secured by the Securities. The pledge of Securities shall not be deemed to be a transfer, sale or assignment of the Securities hereunder, and no Investor effecting a pledge of Securities shall be required to provide the Company with any notice thereof or otherwise make any delivery to the Company pursuant to this Agreement or any other Transaction Document, including, without limitation, Section 3.2(k) hereof; provided that an Investor and its pledgee shall be required to comply with the provisions of Section 3.2(k) hereof in order to effect a sale, transfer or assignment of Securities to such pledgee. The Company hereby agrees to execute and deliver such documentation as a pledgee of the Securities may reasonably request in connection with a pledge of the Securities to such pledgee by an Investor.

4.6                                 Integration. The Company shall not, and shall use its best efforts to ensure that no Subsidiary or Affiliate of the Company shall, sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in Section 2 of the Securities Act) that will be integrated with the offer or sale of the Securities in a manner that would require the registration under the Securities Act of the sale of the Securities to the Purchaser, or that will be integrated with the offer or sale of the Securities for purposes of the rules and regulations of any Trading Market.

4.7                                 Use of Proceeds. The Company shall use the net proceeds from the sale of the Securities hereunder and pursuant to the Other Purchase Agreements to consummate the Acquisition, to repay existing indebtedness relating to the assets acquired in the Acquisition, to make capital expenditures to modify the refinery acquired in the Acquisition to incorporate the Company’s pretreatment process and for other general corporate purposes of the Company.

4.8                                 Disclosure of Transactions and Other Material Information. On or before 8:30 a.m., New York City time, on the first Business Day following the date of this Agreement, the Company shall issue a press release and file a Current Report on Form 8-K describing the terms of the transactions contemplated by the Transaction Documents in the form required by the Exchange Act and attaching the material Transaction Documents (including, without limitation, this Agreement and all schedules thereto, the Indenture (including the form of the Securities and the Guarantees), the Security Documents, the Letter of Credit and the form of the Registration Rights Agreement, the Other Purchase Agreements and any other documents or agreements executed in connection with the transactions contemplated hereunder) as exhibits to such filing (including all attachments, the “8-K Filing”), but not including the names of the Purchasers or the individual amount of Securities purchased thereby. From and after the filing of the 8-K Filing with the Commission, the Purchaser, as a consequence of participating in the transactions contemplated by this Agreement or pursuant to due diligence in connection therewith, shall not be in possession of any material, nonpublic information received from the Company, any of its Subsidiaries or any of their respective officers, directors, employees or agents, that is not disclosed in the 8-K Filing unless the Purchaser has executed a non-disclosure agreement relating to such information. The Company shall not, and shall cause each of its Subsidiaries and its and each of their respective officers, directors, employees and agents, not to, provide the Purchaser with any material, nonpublic information regarding the Company or any of its Subsidiaries from and after the filing of the 8-K Filing with the Commission without the consent of the Purchaser. If the Purchaser has, or believes it has, received any such material, nonpublic information regarding the Company or any of its Subsidiaries from the Company, any of its Subsidiaries or any of their officers, directors, employees or agents prior to the Closing Date, it shall provide the Company with written notice thereof and the Company shall within two (2) Trading Days thereafter, make public disclosure of such material, nonpublic information if permitted under applicable law or without breach or violation of any agreement, contract or other obligation of the Company; provided, that if the Company shall fail to make such public disclosure within such two (2) Trading Day period, the Purchaser shall be entitled to make public disclosure of such information to the extent permitted under applicable law or without breach or violation of any agreement, contract or other obligation of the Company. Without the prior written consent of the Purchaser, unless required by applicable law, none of the Company, its Subsidiaries or their respective affiliates shall disclose the name of the Purchaser in any filing, announcement, release or other public or non-confidential communication.

4.9                                 Conduct of Business. The business of the Company and its Subsidiaries shall not be conducted in violation of any law, ordinance or regulation of any governmental entity, except where such violations would not result, either individually or in the aggregate, in a Material Adverse Effect.

4.10                           Reliance by the Placement Agent and Closing Agent. Each of the Company and the Purchaser agrees and acknowledges that the Placement Agent and the Closing Agent may rely on the representations, warranties, covenants and agreements of each of the Company and the Purchaser, as applicable, contained in this Agreement as if such representations, warranties, covenants and agreements, as applicable, were made directly to the Placement Agent and the Closing Agent.

4.11                           Limitation on Duties of Closing Agent and Placement Agents; Exculpation. Each party hereto agrees for the express benefit of each of the Closing Agent and the Placement Agent, their respective affiliates and their respective representatives that neither the Closing Agent, nor any of its respective affiliates or any of their representatives has any duties or obligations other than those specifically set forth herein.

4.12                           Closing Agent’s and Placement Agent’s Reliance and Indemnification. Each of the Closing Agent, the Placement Agent, their respective affiliates and their respective representatives shall be entitled to (1) rely on, and shall be protected in acting upon, any certificate, instrument, opinion, notice, letter or any other document or security delivered to any of them by or on behalf of the Company, and (2) be indemnified by the Company for acting as Placement Agent and Closing Agent, respectively, hereunder pursuant the indemnification provisions set forth in the Placement Agency Agreement, which hereby are incorporated by reference herein.

4.13                           Additional Securities; Variable Securities; Dilutive Issuances. So long as any Purchaser beneficially owns any Securities, the Company will not issue any Securities other than to the Purchaser as contemplated hereby and the Company shall not issue any other securities that would cause a breach or default under the Indenture. For so long as any Securities remain outstanding, the Company shall not, in any manner, issue or sell any rights, warrants or options to subscribe for or purchase Common Stock or directly or indirectly convertible into or exchangeable or exercisable for Common Stock at a price which varies or may vary with the market price of the Common Stock, including by way of one or more reset(s) to any fixed price unless the conversion, exchange or exercise price of any such security cannot be less than the closing bid price of the Common Stock on the date of issuance of any such security. For so long as any Securities remain outstanding, the Company shall not, in any manner, enter into or affect any dilutive issuances if the effect of such dilutive issuance is to cause the Company to be required to issue upon conversion of any Security any shares of Common Stock in excess of that number of shares of Common Stock which the Company may issue upon conversion of the Securities without breaching the Company’s obligations under the rules or regulations of the Trading Market.

4.14                           Additional Issuances of Securities.

(a)                                  For purposes of this Section 4.14, the following definitions shall apply.

(i)                                     “Convertible Securities” means any stock or securities (other than Options) convertible into or exercisable or exchangeable for shares of Common Stock.

(ii)                                  “Options” means any rights, warrants or options to subscribe for or purchase shares of Common Stock or Convertible Securities.

(iii)                               “Common Stock Equivalents” means, collectively, Options and Convertible Securities.

(b)                                 From the date hereof until the date that is sixty-one (61) Trading Days following the Effective Date (as defined in the Registration Rights Agreement) (the “Trigger Date”), the Company will not, directly or indirectly, file any registration statement with the Commission other than the Registration Statement (as defined in the Registration Rights Agreement) and the registration statement contemplated in the Share Loan Registration Rights Agreement among the Company, the lenders named therein and Jefferies & Company, Inc. From the date hereof until the Trigger Date, the Company will not, directly or indirectly, offer, sell, grant any option to purchase, or otherwise dispose of (or announce any offer, sale, grant or any option to purchase or other disposition of) any of its or its Subsidiaries’ equity or equity equivalent securities solely for cash, including without limitation any debt, preferred stock or other instrument or security that is, at any time during its life and under any circumstances, convertible into or exchangeable or exercisable for shares of Common Stock or Common Stock Equivalents (any such offer, sale, grant, disposition or announcement being referred to as a “Subsequent Placement”).

(c)                                  From the Trigger Date until the later of (i) third anniversary of the Closing Date and (ii) the date no Securities remain outstanding, the Company will not, directly or indirectly, effect any Subsequent Placement unless the Company shall have first complied with this Section 4.14(c).

(i)                                     The Company shall deliver to each Purchaser an irrevocable prior written notice of five (5) Business Days (the ”Offer Notice”) of any proposed or intended issuance or sale or exchange (the ”Offer”) of the securities being offered (the “Offered Securities”) in a Subsequent Placement, subject to such Purchaser’s prior agreement to maintain the confidentiality of such Offer Notice, which Offer Notice shall (w) identify and describe the Offered Securities, (x) describe the price (which may be expressed as a formula) and other terms upon which they are to be issued, sold or exchanged, and the number or amount of the Offered Securities to be issued, sold or exchanged, (y) identify the persons or entities (if known) to which or with which the Offered Securities are to be offered, issued, sold or exchanged (unless the Company or the placement agent is prohibited from doing so by contract or by law) and (z) offer to issue and sell to or exchange with the Purchaser up to fifty percent (50%) of the Offered Securities, allocated among the Purchaser and the other Purchasers (a) based on such Purchaser’s pro rata portion of the aggregate principal amount of Securities purchased hereunder (the “Basic Amount”), and (b) with respect to each Purchaser that elects to purchase its Basic Amount, any additional portion of the Offered Securities attributable to the Basic Amounts of other Purchasers as the Purchaser shall indicate it will purchase or acquire should the other Purchasers subscribe for less than their Basic Amounts (the “Undersubscription Amount”), which process shall be repeated until the Purchaser shall have an opportunity to subscribe for any remaining Undersubscription Amount; provided, that the time period for any Purchaser to elect to purchase any Undersubscription Amount shall be one (1) Business Day; provided, further, that the total time period for electing to participate in the Offer, including in connection with any Undersubscription Amount, shall be no longer than seven (7) Business Days.

(ii)                                  To accept an Offer, in whole or in part, the Purchaser must deliver a written notice to the Company prior to the end of the fifth (5th) Business Day after the Purchaser’s receipt of the Offer Notice (the “Offer Period”), setting forth the portion of the Purchaser’s Basic Amount that the Purchaser elects to purchase and, if the Purchaser shall elect to purchase all of its Basic Amount, the Undersubscription Amount, if any, that the Purchaser elects to purchase (in either case, the “Notice of Acceptance”). If the Basic Amounts subscribed for by the Purchaser and the other Purchasers are less than the total of all of the Basic Amounts, then each Purchaser who has set forth an Undersubscription Amount in its Notice of Acceptance shall be entitled to purchase, in addition to the Basic Amounts subscribed for, the Undersubscription Amount it has subscribed for; provided, however, that if the Undersubscription Amounts subscribed for exceed the difference between the total of all the Basic Amounts and the Basic Amounts subscribed for (the “Available Undersubscription Amount”), each Purchaser who has subscribed for any Undersubscription Amount shall be entitled to purchase only that portion of the Available Undersubscription Amount as the Basic Amount of the Purchaser bears to the total Basic Amounts of the Purchaser and the other Purchasers that have subscribed for Undersubscription Amounts, subject to rounding by the Company to the extent its deems reasonably necessary.

(iii)                               The Company shall have twenty-five (25) calendar days from the expiration of the Offer Period above to offer, issue, sell or exchange all or any part of such Offered Securities as to which a Notice of Acceptance has not been given by the Purchaser (the “Refused Securities”), but only to the offerees described in the Offer Notice (if so described therein) and only upon terms and conditions (including, without limitation, unit prices and interest rates) that are not more favorable to the acquiring person or persons or less favorable to the Company than those set forth in the Offer Notice and (ii) to publicly announce (a) the execution of such Subsequent Placement Agreement, and (b) either (x) the consummation of the transactions contemplated by such Subsequent Placement Agreement or (y) the termination of such Subsequent Placement Agreement, which shall be filed with the Commission on a Current Report on Form 8-K with such Subsequent Placement Agreement and any documents contemplated therein filed as exhibits thereto.

(iv)                              In the event the Company shall propose to sell less than all the Refused Securities (any such sale to be in the manner and on the terms specified in Section 4.14(c)(iii) above), then each Purchaser may, at its sole option and in its sole discretion, reduce the number or amount of the Offered Securities specified in its Notice of Acceptance to an amount that shall be not less than the number or amount of the Offered Securities that the Purchaser elected to purchase pursuant to Section 4.14(c)(ii) above multiplied by a fraction, (i) the numerator of which shall be the number or amount of Offered Securities the Company actually proposes to issue, sell or exchange (including Offered Securities to be issued or sold to the Purchaser pursuant to Section 4.14(c)(iii) above prior to such reduction) and (ii) the denominator of which shall be the original amount of the Offered Securities. In the event that any Purchaser so elects to reduce the number or amount of Offered Securities specified in its Notice of Acceptance, the Company may not issue, sell or exchange more than the reduced number or amount of the Offered Securities unless and until such securities have again been offered to the Purchaser in accordance with Section 4.14(c)(i) above.

(v)                                 Upon the closing of the issuance, sale or exchange of all or less than all of the Refused Securities, the Purchaser shall acquire from the Company, and the Company shall issue to the Purchaser, the number or amount of Offered Securities specified in the Notices of Acceptance, as reduced pursuant to Section 4.14(c)(iv) above if the Purchaser has so elected, upon the terms and conditions specified in the Offer. The purchase by the Purchaser of any Offered Securities is subject in all cases to the preparation, execution and delivery by the Company and the Purchaser of a purchase agreement relating to such Offered Securities reasonably satisfactory in form and substance to the Purchaser and their respective counsel.

(vi)                              Any Offered Securities not acquired by the Purchaser or other persons in accordance with Section 4.14(c)(iii) above may not be issued, sold or exchanged until they are again offered to the Purchaser under the procedures specified in this Agreement.

(vii)                           The Company and the Purchaser agree that if any Purchaser elects to participate in the Offer, (x) neither the Subsequent Placement Agreement with respect to such Offer nor any other transaction documents related thereto (collectively, the “Subsequent Placement Documents”) shall include any term or provisions whereby any Purchaser shall be required to agree to any restrictions in trading as to any securities of the Company owned by the Purchaser prior to such Subsequent Placement, and (y) any registration rights set forth in such Subsequent Placement Documents shall be similar in all material respects to the registration rights contained in the Registration Rights Agreement.

(viii)                        Notwithstanding anything to the contrary in this Section 4.14 and unless otherwise agreed to by the Purchaser, the Company shall either confirm in writing to the Purchaser that the transaction with respect to the Subsequent Placement has been abandoned or shall publicly disclose its intention to issue the Offered Securities, in either case in such a manner such that the Purchaser will not be in possession of material non-public information, by the thirty-fifth (35th) calendar day following delivery of the Offer Notice. If by the thirty-fifth (35th) calendar day following delivery of the Offer Notice no public disclosure regarding a transaction with respect to the Offered Securities has been made, and no notice regarding the abandonment of such transaction has been received by the Purchaser, such transaction shall be deemed to have been abandoned and the Purchaser shall not be deemed to be in possession of any material, non-public information with respect to the Company. Should the Company decide to pursue such transaction with respect to the Offered Securities, the Company shall provide each Purchaser with another Offer Notice and each Purchaser will again have the right of participation set forth in this Section 4.14(c).

(d)                                 The restrictions contained in subsections (b) and (c) of this Section 4.14 shall not apply in connection with the issuance of any Excluded Securities (as defined in the Indenture) or in connection with any Common Shares issued or issuable pursuant to a bona fide firm commitment underwritten public offering with a nationally recognized underwriter which generates gross proceeds to the Company in excess of $20,000,000 (other than an “at-the-market offering” as defined in Rule 415(a)(4) under the Securities Act and an “equity line”).

4.15                           Incorporation by Reference of Indenture Provision.                Each of Sections 4.04(a) and 4.04(e) of the Indenture are hereby incorporated by reference in this Agreement as if such provisions were included herein; provided, that all references to Holder or Holders shall instead refer to Purchaser or Purchasers, respectively.

ARTICLE V.
MISCELLANEOUS

5.1                                 Fees and Expenses. The Company shall be responsible for the payment of the Placement Agent’s fees relating to or arising out of the transactions contemplated hereby, including, without limitation, any commissions payable to the Placement Agent. Subject to Section 5.14 below, at Closing, the Company shall pay an expense allowance to Highbridge International LLC (a Purchaser) or its designee(s) (in addition to any other expense amounts paid to any Purchaser prior to the date of this Agreement) for all actual costs and expenses incurred in connection with the transactions contemplated by the Transaction Documents (including all reasonable legal fees and disbursements in connection therewith, documentation and implementation of the transactions contemplated by the Transaction Documents and due diligence in connection therewith), in an amount not to exceed $169,000 (in addition to any other expense amounts paid to any Purchaser prior to the date of this Agreement), which amount may be withheld by the Purchaser from its Purchase Price at the Closing. Except as specified in the Registration Rights Agreement and in this Section 5.1, each party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of the Transaction Documents. The Company shall pay all stamp and other taxes and duties levied in connection with the sale of the Securities.

5.2                                 Entire Agreement. The Transaction Documents, together with the Exhibits and Schedules thereto, contain the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, with respect to such matters, which the parties acknowledge have been merged into such documents, exhibits and schedules.

5.3                                 Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (a) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section prior to 5:00 p.m. (Central time) on a Business Day, (b) the next Business Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section on a day that is not a Business Day or later than 5:00 p.m. (Central time) on any date and earlier than 11:59 p.m. (Central time) on such date, (c) the Business Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (d) upon actual receipt by the party to whom such notice is required to be given. The address for such notices and communications shall be as follows:

If to the Company:	Nova Biosource Fuels, Inc. 363 North Sam Houston Parkway East Suite 630 Houston, Texas 77060 Tel: (713) 869-6682 Fax: (713)583-8478 Attention: President

with a copy to:	Baker & McKenzie LLP 2300 Trammell Crow Center 2001 Ross Avenue Dallas, Texas 75201 Tel: (214) 978-3095 Fax: (214)978-3099 Attention: Roger W. Bivans, Esq.

If to the Purchaser:	To the address set forth under the Purchaser’s name on the signature pages hereof;

with a copy (for informational purposes only) to:	Schulte Roth & Zabel LLP 919 Third Avenue New York, New York 10022 Telephone: (212) 756-2000 Facsimile: (212) 593-5955 Attention: Eleazer N. Klein, Esq.

or such other address as may be designated in writing hereafter, in the same manner, by such Person.

5.4                                 Amendments; Waivers. No provision of this Agreement may be waived or amended except in a written instrument signed by the Company and the Purchaser. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right.

5.5                                 Construction. The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party. This Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement or any of the Transaction Documents.

5.6                                 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns. The Company may not assign this Agreement or any rights or obligations hereunder without the prior written consent of the Purchaser. The Purchaser may assign any or all of its rights under this Agreement to any Person to whom the Purchaser assigns or transfers any Securities, provided such transferee agrees in writing to be bound, with respect to the transferred Securities, by the provisions hereof that apply to the “Purchaser.”

5.7                                 No Third-Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other Person except as provided in Sections 4.12 and 4.14 hereof.

5.8                                 Governing Law. ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY, ENFORCEMENT AND INTERPRETATION OF THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF THAT WOULD APPLY ANY OTHER LAW. Each party agrees that all Proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement and any other Transaction Documents (whether brought against a party hereto or its respective

Affiliates, employees or agents) may be commenced in the state and federal courts sitting in the City of New York, Borough of Manhattan (the “New York Courts”). Each party hereto hereby irrevocably submits to the non-exclusive jurisdiction of the New York Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of the any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any Proceeding, any claim that it is not personally subject to the jurisdiction of any such New York Court, or that such Proceeding has been commenced in an improper or inconvenient forum. Each party hereto hereby irrevocably waives personal service of process and consents to process being served in any such Proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

5.9                                 Survival. The representations, warranties, agreements and covenants contained herein shall survive the Closing and the delivery of the Shares and Warrants.

5.10                           Execution. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile signature page were an original thereof.

5.11                           Severability. If any provision of this Agreement is held to be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Agreement shall not in any way be affected or impaired thereby and the parties will attempt to agree upon a valid and enforceable provision that is a reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Agreement.

5.12                           Remedies. In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, each of the Purchaser and the Company will be entitled to specific performance under the Transaction Documents. The parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations described in the foregoing sentence and hereby agrees to waive in any action for specific performance of any such obligation the defense that a remedy at law would be adequate.

5.13                           Independent Nature of Purchaser’s Obligations and Rights. The obligations of the Purchaser under any Transaction Document are several and not joint with the obligations of the other Purchasers, and the Purchaser shall not be responsible in any way for the performance of the obligations of the other Purchasers under any Transaction Document. The decision of the

Purchaser to purchase Securities pursuant to the Transaction Documents has been made by the Purchaser independently of, and without reliance on, the other Purchasers or any other Purchasers’ legal counsel or financial advisors. Nothing contained herein or in any Transaction Document, and no action taken by the Purchaser pursuant thereto, shall be deemed to constitute the Purchaser, together with the other Purchasers, as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that such parties are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by the Transaction Documents. The Purchaser acknowledges that none of the other Purchasers has acted as agent for the Purchaser in connection with making its investment hereunder and that none of the other Purchasers will be acting as agent of the Purchaser in connection with monitoring its investment in the Securities or enforcing its rights under the Transaction Documents. The Purchaser shall be entitled to independently protect and enforce its rights, including without limitation the rights arising out of this Agreement or out of the other Transaction Documents, and it shall not be necessary for any of the other Purchasers to be joined as an additional party in any proceeding for such purpose.

5.14                           Termination. This Agreement may be terminated and the sale and purchase of the Securities abandoned at any time prior to the Closing by either the Company or the Purchaser, upon written notice to the other, if the Closing has not been consummated on or prior to 5:00 p.m. (New York City time) on the date that is five Business Days after the date hereof; provided, however, that the right to terminate this Agreement under this Section 5.14 shall not be available to any party whose failure to comply with its obligations under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such time. Nothing in this Section 5.14 shall be deemed to release any party from any liability for any breach by such party of the terms and provisions of this Agreement or the other Transaction Documents or to impair the right of any party to compel specific performance by any other party of its obligations under this Agreement or the other Transaction Documents. Except as set forth in the immediately preceding sentence, upon a termination in accordance with this section, the Company and the Purchaser shall not have any further obligation or liability (including arising from such termination) to the other.

[SIGNATURE PAGES ON FOLLOWING PAGES]

IN WITNESS WHEREOF, the parties hereto have executed this Securities Purchase Agreement as of the date first indicated above.

NOVA BIOSOURCE FUELS, INC.

By:
J.D. McGraw
President

[SIGNATURE PAGES FOR PURCHASER ON NEXT PAGE]

Company Signature Page to
Nova Biosource Fuels, Inc.
Securities Purchase Agreement

IN WITNESS WHEREOF, the parties have executed this Securities Purchase Agreement as of the date first written above. The Purchaser, intending to be legally bound, hereby executes and delivers to the Company this signature page to the Securities Purchase Agreement and authorizes the Company to attach it to the counterpart of the Agreement executed or to be executed by the Company, which when so attached shall be considered effective and one and the same agreement.

PURCHASER

[ ]
(Insert full legal name that the Purchaser desires to appear on the Securities. If the registered holder is a nominee, state “as nominee for” and insert the full legal name of the Purchaser. )

By:
Name:
Title:

Address for Notice:	With a copy to:

Facsimile No:	Facsimile No:
Attention:	Attention:

Jurisdiction of Organization:

SSN/Taxpayer Identification Number:

Purchase Price:	$

Principal Amount of Securities:	$

Disclosure Schedule

Pursuant to the Securities Purchase Agreements, dated as of September 27, 2007 (the “Purchase Agreement”), among Nova Biosource Fuels, Inc., a Nevada corporation (the “Company”) and the purchasers signatory thereto (the “Purchasers”), this Disclosure Schedule is being delivered by the Company to the Purchasers. All terms used herein with initial capital letters have the same meanings assigned to them in the Purchase Agreement, unless otherwise defined. This Disclosure Schedule is qualified in its entirety by reference to the Purchase Agreement and should be read in its entirety. The headings and subheadings contained in this Disclosure Schedule are for descriptive purposes and convenience of reference only and have no substantive effect.

Schedule 3.1(b)—Subsidiaries

The following chart shows the Company and each of its direct and indirect Subsidiaries:

Nova Biosource Fuels, Inc. (Nevada)

100% à	Nova Holding Clinton County, LLC (Delaware)

	100% à	Nova Biofuels Clinton County, LLC (Delaware)

91.75% à	Nova Holding Seneca, LLC (Delaware)

	100% à	Nova Biofuels Seneca, LLC (Delaware)

100% à	NBF Operations, LLC (Delaware)

	100% à	Nova Holding Seneca SIP, LLC (Delaware)

		100% à	Nova Biofuels Seneca SIP, LLC (Delaware)

	100% à	Nova Holding Lincoln, LLC (Delaware)

		100% à	Nova Biofuels Lincoln, LLC (Delaware)

	100% à	Nova Holding Oklahoma, LLC (Delaware)

		100% à	Nova Biofuels Oklahoma, LLC (Delaware)

	100% à	Nova Holding Midwest, LLC (Delaware)

		100% à	Nova Biofuels Midwest, LLC (Delaware)

	100% à	Nova Holding Trade Group, LLC (Delaware)

		100% à	Nova Biofuels Trade Group, LLC (Delaware)

	100% à	Biosource America, Inc. (Texas)

	100% à	Nova Biosource Technologies, LLC (Texas)

Schedule 3.1(h)—Capitalization

1.                                       3.1(h), Paragraph 1, Item (i). The number of shares of Common Stock issued and outstanding as of September 24, 2007 is 110,099,050.

2.                                       3.1(h), Paragraph 1, Item (ii). The Company has shares of Common Stock reserved for future issuance pursuant to (i) options granted under the Company’s 2006 Equity Incentive Plan (the “2006 Plan”), (ii) warrants issued in connection with certain private placements completed in July 2006 and December 2006 (collectively, the “Private Placements”) as described in the Company’s Quarterly Report on Form 10-QSB for the quarterly period ending July 31, 2006 and the Company’s Annual Report on Form 10-KSB for the fiscal year ending October 31, 2006 and (iii) the conversion rights under the Securities. The number of shares of Common Stock reserved for issuance pursuant to the foregoing are:

Options under 2006 Plan:	6,052,365 (outstanding) 10,000,000 (reserved)
Warrants granted in Private Placements:	15,525,845
The Securities	18,032,787

3.                                       3.1(h), Paragraph 1, Item (iv). See Section 2 of this Schedule 3.1(h).

4.                                       3.1(h), Paragraph 2, Item (i). The Transaction Documents establish preemptive rights in favor of the Purchasers.

5.                                       3.1(h), Paragraph 2, Item (ii). As disclosed in Section 2 of this Schedule 3.1(h), there are options outstanding under the 2006 Plan and the warrants outstanding pursuant to the Private Placements.

6.                                       3.1(h), Paragraph 2, Item (iii).

•                                          See Schedule 3.1(gg) below.

•                                          See Note 5 to the Company’s Quarterly Report on Form 10-QSB for the quarterly period ending July 31, 2007.

7.                                       3.1(h), Paragraph 2, Item (iv).

•                                          See the Registrations Rights Agreements attached as Exhibits 10.9, 10.12 and 10.15 to the Company’s Quarterly Report on Form 10-QSB for the quarterly period ending July 31, 2006, which required the Company to register the sale of shares. Such shares have been registered.

•                                          See Omnibus Amendment to Asset Purchase Agreement and operative documents, dated as of April 28, 2006, among the Company, the members and assignees of the Company, Nova Oil, Inc. and Biosource America, Inc. attached as Exhibit 2.3 to the Company’s Quarterly Report on Form 10-QSB for the quarterly period ended April 30, 2006, which requires the Company to register the sale of shares. Such shares have been registered.

•                                          Agreement with consultants to register shares on Form S-8, which shares have been registered.

•                                          See the Registration Rights Agreement attached as Exhibit 99.2 to the Company’s Current Report on Form 8-K dated December 19, 2006, which required the Company to register the sale of shares. Such shares have been registered.

•                                          The Share Loan Registration Rights Agreement to be entered into among the Company, the lenders named therein and the Placement Agent requires the registration of the sale of shares. Such shares have not been registered as of the date hereof.

•                                          The Registration Rights Agreement to be entered into in connection with the transaction contemplated by the Purchase Agreement requires the Company to register the sale of shares. Such shares have not been registered as of the date hereof.

8.                                       3.1(h), Paragraph 2, Item (v). Under the 2006 Plan, the Company may be obligated to accept shares from the participants with respect to payment of the aggregate purchase price and any withholding taxes applicable to the awards issued thereunder.

9.                                       3.1(h), Paragraph 2, Item (vii). The 2006 Plan provides for the issuance of stock appreciation rights or phantom stock. As of the date hereof, no such stock appreciation rights or phantom stock have been issued.

10.                                 3.1(h), Paragraph 2, Item (ix). The following financing statements have been filed against the Company and its Subsidiaries:

Debtor	Secured Party	State of Filing	Filing Date	Filing No.

Biosource America, Inc.	Biosource Fuels, Inc.	Texas	2/21/2006	06-0005755008
Biosource America, Inc.	Biosource Fuels, Inc.	Texas	5/1/2006	06-00185568
Nova Biofuels Clinton County, LLC*	Quad City Bank & Trust	Delaware	8/29/2007	2007 3295531
Nova Biofuels Seneca, LLC	Caterpillar Financial Services Corporation	Delaware	7/19/2007	2007 2716636

* To be released at closing.

Schedule 3.1(i)—SEC Reports; Financial Statements

As of the date hereof, the Company has not filed the Indenture or the related notes and guarantees with the Commission.

Schedule 3.1(j)—Litigation

See risk factor in the Company’s Quarterly Report on Form 10-QSB for the quarterly period ending July 31, 2007 titled “An NASD review of the trading activity in our shares of common stock could have a material adverse effect on us.”

Schedule 3.1(k)—Transactions with Affiliates or Employees

1.                                       The Company’s Chief Financial Officer, David G. Gullickson, is also a partner of Tatum, LLC. In connection with his employment by the Company, the Company entered into an Executive Services Agreement with Tatum, LLC, which is attached as Exhibit 10.4 to the Company’s Quarterly Report on Form 10-QSB for the quarterly period ending January 31, 2007. Pursuant to this Agreement, the Company pays Mr. Gullickson directly as an employee, but also pays Tatum, LLC a monthly fee for Mr. Gullickson’s services.

2.                                       Pursuant to the Master Share Loan Agreement to be entered into in connection with the transaction contemplated by the Purchase Agreement, certain of the Company’s officer’s and directors will make their shares available for borrowing and will receive customary fees in connection therewith.

Schedule 3.1(l)—Internal Accounting and Disclosure Controls

1.                                       See Part I, Item 3 of the Company’s Quarterly Report on Form 10-QSB/A for the quarterly period ending April 30, 2006.

2.                                       See Part I, Item 3 of the Company’s Quarterly Report on Form 10-QSB/A for the quarterly period ending July 31, 2006.

3.                                       See Item 8A of the Company’s Annual Report on Form 10-KSB for the fiscal year ended October 31, 2006.

Schedule 3.1(u)—Absence of Certain Changes

The intercompany indebtedness owed to the Company by Biosource America, Inc., an Unrestricted Subsidiary (as defined by the Indenture), exceeds the present fair saleable value of its assets.

Schedule 3.1(z)—Collateral

1.                                       See that certain UCC-1 financing statement filed by Quad City Bank & Trust disclosed in Section 10 of Schedule 3.1(h) above. The lien secured by this financing statement (which is a liability of the Clinton County Seller) will be paid off with the proceeds from the sale of the Securities and this financing statement will be terminated following the closing.

2.                                       There is an existing mortgage filed on the real property to be purchased under the Acquisition Agreement. The mortgagor under this mortgage and the borrower under the related loan documents is the Clinton County Seller. A UCC-1 financing statement has also been filed against the Clinton County Seller to secure this loan, which financing statement covers the personal property and fixtures to be acquired under the Acquisition Agreement. This loan will be paid off with the proceeds from the sale of the Securities and the mortgage and related UCC filings will be released and/or terminated following the closing.

3.                                       There is a UCC-1 financing statement filed against the Clinton County Seller by the Iowa Department of Economic Development (“IDED”) covering the general business assets of the Clinton County Seller, which include the assets to be acquired under the Acquisition Agreement. This UCC-1 secures the economic development incentive described in Section 5 of Schedule 3.1(gg) of this Disclosure Schedule. IDED has agreed to release this UCC-1 in connection with the assignment and assumption of the economic development incentives and the related guaranty of the Company described in Section 5 of Schedule 3.1(gg) of this Disclosure Schedule. Accordingly, this UCC-1 will be terminated following the closing.

4.                                       See Schedule 3.1(gg) of this Disclosure Schedule.

5.                                       Other liens on the Collateral may include:

•                  Liens to secure the performance of statutory obligations, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

•                  Liens for taxes, assessments or charges, claims or other obligations owed to governmental or quasi-governmental authorities, including the Eastern Iowa Community College District in connection with its job training program, that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

•                  Liens imposed by law, such as carriers’, warehousemen’s, materialmans’, landlord’s and mechanics’ Liens, in each case, incurred in the ordinary course of business and securing obligations that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as if required in conformity with GAAP has been made therefor; and

•                  survey exceptions, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property that were not incurred in connection with and do not secure indebtedness and that do not, individually or in the aggregate, materially adversely affect the value of said properties or materially impair their use in the operation of the business of such the Company or the Guarantors.

Schedule 3.1(gg)—Existing Indebtedness

1.                                       The Company has a note payable outstanding to AICCO, Inc. to finance insurance premiums in the original principal amount of approximately $330,940 for various insurance policies covering the Company and its Subsidiaries. This amount was financed over a 9-month period. As of the date hereof, there are approximately 4 payments remaining of approximately $37,833.22 each. The interest rate on the outstanding balance is 6.88% per annum. Payments under this note are not secured by any assets of the Company, but the lender may cause the Company’s insurance policies to be cancelled for nonpayment.

2.                                       On January 11, 2007, Nova Biofuels Seneca, LLC (“Nova Seneca”) completed the purchase of approximately 54 acres of land in the Shipyard Industrial Park of Seneca, Illinois for $3,650,000.  Nova Seneca paid $1,130,000 in cash and issued a note payable to Centrue Bank (“Centrue”) for the balance of $2,520,000. The note payable bears interest at 8.25% per annum and is secured by a mortgage on the land (the “Seneca Mortgage”). The loan provides for monthly interest-only payments for the first eighteen months followed by monthly principal and interest payments of $22,000 for the remaining eighteen months of the term. A final principal payment is due at maturity on February 11, 2010. The loan may be accelerated following an event of default for nonpayment or failure to maintain certain loan covenants as described in the Commercial Loan Agreement and related loan documents attached as Exhibits 10.7 through 10.10 of the Company’s Quarterly Report on Form 10-QSB for the quarterly period ended January 31, 2007.  The loan is guaranteed by Nova Holdings Seneca, LLC under a guaranty, which is attached as Exhibit 10.10 of the Company’s Quarterly Report on Form 10-QSB for the quarterly period ended January 31, 2007.

3.                                       See the Master Netting, Setoff, Credit and Security Agreement, dated as of July 26, 2006, between Nova Biofuels Oklahoma LLC and ConAgra Trade Group, Inc. included as Exhibit 10.21 of the Company’s Quarterly Report on Form 10-QSB for the quarterly period ended July 31, 2006. This agreement does not allow for acceleration of indebtedness, but does require the posting of certain letters of credit as described therein.

4.                                       See Note 12 to the Company’s Quarterly Report on Form 10-QSB for the quarterly period ended July 31, 2007 regarding certain rail car leases entered into by the Nova Biofuels Trade Group, LLC, an Unrestricted Subsidiary (as defined in the Indenture).

5.                                       The Clinton County Seller is the recipient of an enterprise zone financial assistance contract with the Iowa Department of Economic Development that provides for a $400,000 incentive package with a 60 month term and a 0% interest rate, of which $100,000 is forgivable so long as local employment criteria continue to be met and 6% interest rate if the local employment criteria are not met. The Clinton County Seller will assign the enterprise zone financial assistance contract in connection with the closing under the Acquisition Agreement and the IDED has agreed to consent to such assignment and to release all associated governmental or quasi-governmental liens on the property upon delivery of a guaranty by the Company with respect to the obligations under the enterprise zone financial assistance contract.

6.                                       The Company is also party to an office lease for its corporate headquarters located at 363 North Sam Houston Parkway East, Houston, Texas 77060. The lease calls for monthly rental payments of approximately $6,300 (including additional rent) through June 30, 2010. The rental payments may be increased based on the landlord’s increased operating costs, including maintenance, insurance and taxes.

Schedule 3.1(ii)—Title

See disclosure in Schedule 3.1(gg) regarding the Seneca Mortgage.

Schedule 3.1(kk)—Ranking of Securities

See Sections 1, 4, 5 and 6 of Schedule 3.1(gg) regarding certain indebtedness of the Company that may rank senior or pari passu with the Securities. The Securities will be structurally subordinated to all indebtedness and other liabilities, including trade payables, of the Subsidiaries (other than the Guarantors).